Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2017 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

EL SEGUNDO, Calif., January 8, 2018 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported sales results for the fiscal 2017 fourth quarter and full year ended December 31, 2017.

For the fiscal 2017 fourth quarter, net sales were $243.2 million compared to net sales of $266.3 million for the fourth quarter of fiscal 2016. Same store sales decreased 9.4% for the fourth quarter of fiscal 2017 compared to a 3.1% increase in same store sales for the fourth quarter of fiscal 2016. Following same store sales declines in the low mid-single-digit range for the October period and the low single-digit range for the November period, which included positive same store sales over the Black Friday weekend, same store sales declined in the low double-digit range in December as extraordinarily dry and warm weather conditions in most of the Company’s major markets had a significant negative effect on sales of cold weather and snow-related products. During the quarter, same store sales in the Company’s apparel category decreased in the low double-digit range, same store sales in the hardgoods category decreased in the high single-digit range and same store sales in the footwear category decreased in the mid-single-digit range.

The Company’s merchandise margins decreased approximately 130 basis points for the fourth quarter of fiscal 2017 from the fourth quarter of fiscal 2016, when merchandise margins increased 68 basis points over the prior year. The decline in merchandise margins primarily reflected the sales mix shift away from higher margin winter product categories, promotional efforts to drive traffic and sales and comping against favorable opportunistic buys during the prior year period.

For the fiscal 2017 full year, net sales decreased to $1.01 billion from $1.02 billion in fiscal 2016. Same store sales decreased 1.2% for the fiscal 2017 full year. The Company’s merchandise margins increased approximately 45 basis points for the fiscal 2017 full year compared to fiscal 2016.

For the fiscal 2017 fourth quarter, the Company now expects to realize a loss per share in the range of $0.08 to $0.13, which excludes charges to be determined related to the recent tax legislation and potential asset impairment related to a small number of the Company’s stores. The Company expects to adjust its deferred tax assets based on the recent tax legislation and believes this will result in a one-time non-cash expense of approximately $5.0 million to $6.0 million ($0.25 to $0.30 per share) in the fourth quarter. The Company’s previous guidance for the fourth quarter of fiscal 2017 was for earnings per diluted share to be in the range of $0.16 to $0.28. During the fiscal 2016 fourth quarter, the Company’s earnings per diluted share were $0.35, including $0.02 per diluted share for a tax benefit related to share-based compensation.

For the fiscal 2017 full year, the Company currently expects to realize earnings per diluted share in the range of $0.52 to $0.57, which excludes the charges described above to be determined related to the recent tax legislation and potential store asset impairment, compared to fiscal 2016 earnings of $0.77 per diluted share, including $0.05 per diluted share of charges for store closing costs and the net write-off of deferred tax assets related to share-based compensation.

“Our disappointing fourth quarter performance was largely the result of an extraordinarily challenging December period,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our December sales were impacted by a decline of nearly 50% in our core winter product categories as a result of significantly warmer than normal weather conditions and one of the driest periods on record in many of our market areas. Additionally, we continued to experience very soft sales of firearm-related products throughout the quarter. We believe that the weakness in these categories had an impact on customer traffic throughout our stores. Same store sales excluding winter-related and firearm-related products were down low-single digits for the quarter. The unfavorable winter weather conditions in our markets have continued into the start of the first quarter, and sales comparisons remain very challenging, particularly given how well we performed during this period over the past few years. As a reminder, we produced same store sales increases in the low double-digit or high-single-digit range for our January period during each of the past three years, largely on the strength of favorable winter product sales.”

Mr. Miller added, “While we are hopeful that weather conditions and winter product sales will improve during the weeks ahead, we are encouraged by the performance of a number of our core product categories. Additionally, although merchandise inventories have been affected by the slow start to the winter selling season, we are comfortable with our inventories as we head into the first quarter. We ended the fourth quarter with preliminary per-store inventories up approximately 6.2% from the prior year, with virtually all of the increase attributable to winter products. We also have continued to manage our debt effectively, with year-end revolver borrowings of $45 million, which was below our average year-end borrowings over the past five years.”

The Company expects to issue earnings results for the fiscal 2017 fourth quarter and full year by the end of February.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 31, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, worsening of the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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